Exhibit 10.4

FHFA CONSERVATORSHIP RETENTION PROGRAM
Executive Vice President and Senior Vice President
Parameters Document
September 2008

Objective	To retain as many people as possible for 18 months (through March, 2010) in order to:

• Maintain maximum operational stability

• Allow time to evaluate the fundamental business model

• Fulfill Freddie Mac’s goal of re-establishing stability and liquidity to the mortgage market

Retention Period	Retention Period runs from September 2008 through March 2010.

General Eligibility	All Senior Vice Presidents and Executive Vice Presidents who are employees of Freddie Mac on or after September 1, 2008 are eligible to participate in the program.

Retention Pool Size	The aggregate retention pool is equal to 75% of the eligible population’s performance year 2008 annualized bonus target.

Eligible population’s performance year 2008 annualized bonus target

Multiplied by: Retention Pool Funding Multiplier

Equals: Aggregate Retention Pool

The aggregate retention pool will be calculated and fixed based on the eligible population as of September 1, 2008.

Any portion of the aggregate retention pool that is not allocated to eligible participants at the outset of the program may be subsequently allocated to individuals who did not previously receive a retention award under this program.

Award Levels	An individual’s retention award amount will be determined based on criticality to the company.

Absent approval from Federal Housing Finance Agency (FHFA), or if such approval authority is delegated to Freddie Mac’s Chief Executive Officer or Executive Vice President — Human Resources and Corporate Services, an individual’s retention award under this plan cannot exceed 150% of such individual’s performance year 2008 annualized bonus target.

Payout Timing	The aggregate retention award for each individual will be paid in the regular payroll cycle occurring immediately after the following dates:

Payment Number	Percentage of Aggregate Award Paid	Payment Date

1	20%	December 15, 2008

2	20%	August 1, 2009

3	25%	December 15, 2009

4	35%	March 15, 2010

Payment Numbers 1, 2, and 3 will be based solely in the individual’s continued employment with Freddie Mac the through the indicated payment dates.

Performance Requirements	Payment Number 4 will be conditioned upon achievement of specific performance objective(s) that will be determined during the upcoming business planning process.

Treatment of Award Upon Termination	Death and Long-Term Disability: If an individual terminated from Freddie Mac due to either death or long-term disability, all unpaid portions of the retention awards be paid as soon as administratively possible after the termination or disability date.

Retirement: If an individual terminates their employment due to retirement (as defined in Freddie Mac’s Employees’ Pension Plan), all unpaid portions of the award will be forfeited.

For Cause or Voluntary Termination: If an employee voluntarily terminates their employment or if Freddie Mac terminates an employee due to a non-severance eligible event, all unpaid portions of the award will be forfeited.

Severance Eligible Termination: If an employee is terminated by Freddie Mac and is eligible to receive severance, all unpaid portions of the retention award will be paid as soon as administratively possible after the termination date.

General	Retention amounts paid pursuant to this plan are considered compensation for purposes of the tax qualified Thrift/401(k) Savings Plan, the tax qualified Employees’ Pension Plan and the non-qualified Supplemental Executive Retirement Plan.

Nothing in this program is intended to create a contract to employ any employee for any particular term or period of time or otherwise abrogate Freddie Mac’s right to terminate an employee at any time for any reason.

Freddie Mac reserves the right to terminate this program or modify its provisions at anytime for any reason at the corporation’s sole discretion.